UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2015

F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction

of incorporation)

001-31940	25-1255406
(Commission File Number)	(IRS Employer Identification No.)

12 Federal Street, One North Shore Center, Pittsburgh, PA	15212
(Address of Principal Executive Offices)	(Zip Code)

(800) 555-5455

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 27, 2015, First National Bank of Pennsylvania (“FNBPA”), the wholly-owned banking subsidiary of F.N.B. Corporation (“F.N.B.”), entered into a Purchase and Assumption Agreement (the “Agreement”) with Bank of America, N.A. (“BOA”) for the acquisition of five branches located in Berks, Lancaster and Chester Counties, Pennsylvania from BOA. Subject to the terms of the Agreement, FNBPA will acquire approximately $280 million in deposits and related assets for a purchase price consisting of (i) a deposit premium of approximately $7.7 million and (ii) an amount equal to (A) the carrying value of the assets on the books of BOA as of the closing date, and (B) the accrued and unpaid interest on any loans acquired.

The transaction is expected to close during the third quarter of 2015, subject to regulatory review and approval as well as other customary conditions to closing.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 2.1 and is incorporated into this report by reference.

A copy of the press release, dated May 27, 2015, issued by F.N.B. to announce the execution of the Agreement, is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

2.1	Purchase and Assumption Agreement, dated as of May 27, 2015, between Bank of America, National Association and First National Bank of Pennsylvania (Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted exhibit or schedule will be furnished supplementally to the Securities and Exchange Commission upon request.)

99.1	Press Release, dated May 27, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F.N.B. CORPORATION

By:	/s/ Vincent J. Calabrese, Jr.
Vincent J. Calabrese, Jr.
Chief Financial Officer

Date: May 27, 2015

EXHIBIT INDEX

Exhibit No.	Description

2.1	Purchase and Assumption Agreement, dated as of May 27, 2015, between Bank of America, National Association and First National Bank of Pennsylvania (Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted exhibit or schedule will be furnished supplementally to the Securities and Exchange Commission upon request.)

99.1	Press Release, dated May 27, 2015